Exhibit 99.1

Zebra Technologies Corporation
3 Overlook Point Lincolnshire, IL 60069 USA +1 847 634 6700 www.zebra.com
Zebra Technologies Announces Third-Quarter 2020 Results

Third-Quarter Financial Highlights
•Third-quarter net sales of $1,132 million; year-over-year increase of 0.2%
•Net income of $116 million and net income per diluted share of $2.16, year-over-year decreases of 14.7% and 13.6%, respectively
•Non-GAAP diluted EPS decreased 4.7% year-over-year to $3.27
•Adjusted EBITDA decreased 10.5% year-over-year to $230 million

Lincolnshire, Ill., November 3, 2020 — Zebra Technologies Corporation (NASDAQ: ZBRA), an innovator at the edge of the enterprise with solutions and partners that enable businesses to gain a performance edge, today announced results for the third quarter ended September 26, 2020.

“In the third quarter our teams executed well in an environment that has disproportionately impacted our smaller customers and certain end-markets. We are pleased to deliver sales, EBITDA margin, and earnings per share results that exceeded our outlook, as many enterprise customers prioritized their spending on our solutions. I am proud of our employees’ resiliency and focus on serving our customers’ critical needs in these challenging times,” said Anders Gustafsson, Chief Executive Officer of Zebra Technologies. “Demand from our large strategic customers continues to be at record levels driven by accelerated trends to digitize and automate workflows as a result of the pandemic, while demand through the channel is recovering from the peak global macro pressure that we saw in the second quarter. Our strong order backlog, sales momentum, and encouraging pipeline of business gives us confidence in a strong finish to the year.”

$ in millions, except per share amounts	3Q20	3Q19	Change
Select reported measures:
Net sales	$1,132	$1,130	0.2%
Gross profit	493	535	(7.9%)
Gross margin	43.6%	47.3%	(370) bps
Net income	116	136	(14.7%)
Net income margin	10.2%	12.0%	(180) bps
Net income per diluted share	$2.16	$2.50	(13.6%)

Select Non-GAAP measures:
Adjusted net sales	$1,134	$1,130	0.4%
Organic net sales growth			0.3%
Adjusted gross profit	497	539	(7.8%)
Adjusted gross margin	43.8%	47.7%	(390) bps
Adjusted EBITDA	230	257	(10.5%)
Adjusted EBITDA margin	20.3%	22.7%	(240) bps
Non-GAAP net income	$175	$187	(6.4%)
Non-GAAP earnings per diluted share	$3.27	$3.43	(4.7%)
Net sales were $1,132 million in the third quarter of 2020 compared to $1,130 million in the third quarter of 2019. Net sales in the Enterprise Visibility & Mobility ("EVM") segment were $788 million in the third quarter of 2020 compared with $757 million in the third quarter of 2019. Asset Intelligence & Tracking ("AIT") segment net sales were $346 million in the third quarter of 2020 compared to $373 million in the prior year period. Consolidated organic net sales for the third quarter increased 0.3%. Third-quarter year-over-year organic net sales increased by 4.0% in the EVM segment and decreased by 7.1% in the AIT segment.

Third-quarter 2020 gross profit was $493 million compared to $535 million in the comparable prior year period. Gross margin decreased to 43.6% for the third quarter of 2020, compared to 47.3% in the prior year period. This decrease was primarily due to unfavorable business mix, especially deal size, and $8 million of premium freight expense; all of which was partially offset by productivity gains within our service and software offerings. Adjusted gross margin was 43.8% in the third quarter of 2020, compared to 47.7% in the prior year period.

Operating expenses decreased in the third quarter of 2020 to $343 million from $350 million in the prior year period primarily due to lower discretionary spending and lower employee compensation costs resulting from temporary salary reductions; partially offset by expenses associated with the company’s product sourcing diversification initiative, as well as the inclusion of costs associated with business acquisitions. Adjusted operating expenses decreased in the third quarter of 2020 to $283 million from $300 million in the prior year period.

Net income for the third quarter of 2020 was $116 million, or $2.16 per diluted share, compared to net income of $136 million, or $2.50 per diluted share, for the third quarter of 2019. Non-GAAP net income for the third quarter of 2020 decreased to $175 million, or $3.27 per diluted share, compared to $187 million, or $3.43 per diluted share, for the prior year period.

Adjusted EBITDA for the third quarter of 2020 decreased to $230 million, or 20.3% of adjusted net sales, compared to $257 million, or 22.7% of adjusted net sales, for the third quarter of 2019 due to lower gross margin.

Balance Sheet and Cash Flow
As of September 26, 2020, the company had cash and cash equivalents of $39 million and total debt of $1,575 million.

For the first nine months of 2020, the company generated $531 million of operating cash flow and incurred capital expenditures of $49 million, resulting in free cash flow of $482 million.

For the first nine months of 2020, the company made payments of long-term debt of $103 million and received proceeds from the issuance of long-term debt of $389 million, resulting in $286 million of net borrowings, which funded a portion of the Reflexis Systems, Inc. acquisition. The company made cash interest payments of $28 million in the first nine months compared to $49 million in the prior year period. Additionally, the company made $200 million of share repurchases in the first nine months under its existing share repurchase authorization, all during the first quarter.

Outlook

Fourth Quarter 2020
The company expects fourth-quarter 2020 adjusted net sales to increase 3% to 7% from the fourth quarter of 2019 as many of our customers continue to navigate through a challenging macro environment. This expectation includes an approximately 150 basis point additive impact from the Reflexis acquisition and a neutral impact from foreign currency translation.

Adjusted EBITDA margin for the fourth quarter of 2020 is expected to be in the range of 21% to 22%, which includes approximately $9 million of premium freight expense. Non-GAAP earnings per diluted share are expected to be in the range of $3.70 to $3.90. This assumes an adjusted effective tax rate of approximately 16%.

Full-Year 2020
Based on our fourth-quarter outlook, the company continues to expect adjusted net sales and adjusted EBITDA margin to be lower than last year. Free cash flow is expected to be at least $650 million for the full year 2020, which is higher than full-year 2019.

The company has substantially completed its initiative to diversify the sourcing of its U.S. volumes out of China. In 2020, these actions are expected to result in up to $20 million of one-time pre-tax charges plus up to $10 million of capital expenditures.

The company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of the most directly comparable forward-looking GAAP financial measure as discussed under the "Forward-Looking Statements" caption below. This would include items that have not yet occurred, are out of the company’s control and/or cannot be reasonably predicted, and that would impact diluted net earnings per share. For the same reasons, the company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Conference Call Notification
Investors are invited to listen to a live webcast of Zebra’s conference call regarding the company’s financial results for the third quarter of 2020. The conference call will be held today, Tuesday, Nov. 3, at 7:30 a.m. Central Time (8:30 a.m. Eastern Time). To view the webcast, visit the investor relations section of the company’s website at investors.zebra.com.

About Zebra
Zebra (NASDAQ: ZBRA) empowers the front line in retail/ecommerce, manufacturing, transportation and logistics, healthcare, public sector and other industries to achieve a performance edge. With more than 10,000 partners across 100 countries, Zebra delivers industry-tailored, end-to-end solutions to enable every asset and worker to be visible, connected and fully optimized. The company’s market-leading solutions elevate the shopping experience, track and manage inventory as well as improve supply chain efficiency and patient care. In 2020, Zebra made Forbes Global 2000 list for the second consecutive year and was listed among Fast Company’s Best Companies for Innovators. For more information, visit www.zebra.com or sign up for our news alerts. Participate in Zebra’s Your Edge blog, follow the company on LinkedIn, Twitter and Facebook, and check out our Story Hub: Zebra Perspectives.

Forward-Looking Statements
This press release contains forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements regarding the company’s outlook. Actual results may differ from those expressed or implied in the company’s forward-looking statements. These statements represent estimates only as of the date they were made. Zebra undertakes no obligation, other than as may be required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this release.

These forward-looking statements are based on current expectations, forecasts and assumptions and are subject to the risks and uncertainties inherent in Zebra’s industry, market conditions, general domestic and international economic conditions, and other factors. These factors include customer acceptance of Zebra’s hardware and software products and competitors’ product offerings, and the potential effects of technological changes. The continued uncertainty over future global economic conditions, the availability of credit and capital markets volatility may have adverse effects on Zebra, its suppliers and its customers. In addition, a disruption in our ability to obtain products from vendors as a result of supply chain constraints, natural disasters, public health issues (including pandemics), or other circumstances could restrict sales and negatively affect customer relationships. Profits and profitability will be affected by Zebra’s ability to control manufacturing and operating costs. Because of its debt, interest rates and financial market conditions will also have an impact on results. Foreign exchange rates will have an effect on financial results because of the large percentage of our international sales. The outcome of litigation in which Zebra may be involved is another factor. The success of integrating acquisitions could also affect profitability, reported results and the company’s competitive position in its industry. These and other factors could have an adverse effect on Zebra’s sales, gross profit margins and results of operations and increase the volatility of our financial results. When used in this release and documents referenced, the words “anticipate,” “believe,” “outlook,” and “expect” and similar expressions, as they relate to the company or its management, are intended to identify such forward-looking statements, but are not the exclusive means of identifying these statements.

Descriptions of the risks, uncertainties and other factors that could affect the company’s future operations and results can be found in Zebra’s filings with the Securities and Exchange Commission, including the company’s most recent Form 10-K and Form 10-Q.

Use of Non-GAAP Financial Information
This press release contains certain Non-GAAP financial measures, consisting of “adjusted net sales,” “adjusted gross profit,” “EBITDA,” “Adjusted EBITDA,” “Non-GAAP net income,” “Non-GAAP earnings per share,” “free cash flow,” “organic net sales growth,” and “adjusted operating expenses.” Management presents these measures to focus on the on-going operations and believes it is useful to investors because they enable them to perform meaningful comparisons of past and present operating results. The company believes it is useful to present non-GAAP financial measures, which exclude certain significant items, as a means to understand the performance of its ongoing operations and how management views the business. Please see the “Reconciliation of GAAP to Non-GAAP Financial Measures” tables and accompanying disclosures at the end of this press release for more detailed information regarding non-GAAP financial measures herein, including the items reflected in adjusted net earnings calculations. These measures, however, should not be construed as an alternative to any other measure of performance determined in accordance with GAAP.

The company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis (including the information under “Outlook” above) where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred, are out of the company’s control and/or cannot be reasonably predicted, and that would impact diluted net earnings per share, the most directly comparable forward-looking GAAP financial measure. For the same reasons, the company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

As a global company, Zebra's operating results reported in U.S. dollars are affected by foreign currency exchange rate fluctuations because the underlying foreign currencies in which the company transacts change in value over time compared to the U.S. dollar; accordingly, the company presents certain organic growth financial information, which includes impacts of foreign currency translation, to provide a framework to assess how the company’s businesses performed excluding the impact of foreign currency exchange rate fluctuations. Foreign currency impact represents the difference in results that are attributable to fluctuations in the currency exchange rates used to convert the results for businesses where the functional currency is not the U.S. dollar. This impact is calculated by translating current period results at the currency exchange rates used in the comparable period in the prior year, rather than the exchange rates in effect during the current period. In addition, the company excludes the impact of its foreign currency hedging program in the prior year periods. The company believes these measures should be considered a supplement to and not in lieu of the company’s performance measures calculated in accordance with GAAP.

Contacts

Investors    Media
Michael Steele, CFA, IRC    Therese Van Ryne
Vice President, Investor Relations    Director, Global Public Relations
Phone: + 1 847 793 6707     Phone: + 1 847 370 2317
msteele@zebra.com     therese.vanryne@zebra.com

ZEBRA TECHNOLOGIES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	September 26, 2020	December 31, 2019
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$39	$30
Accounts receivable, net of allowances for doubtful accounts of $2 million as of September 26, 2020 and December 31, 2019	535	613
Inventories, net	484	474
Income tax receivable	59	32
Prepaid expenses and other current assets	75	46
Total Current assets	1,192	1,195
Property, plant and equipment, net	265	259
Right-of-use lease assets	113	107
Goodwill	2,998	2,622
Other intangibles, net	427	275
Deferred income taxes	84	127
Other long-term assets	166	126
Total Assets	$5,245	$4,711
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$481	$197
Accounts payable	546	552
Accrued liabilities	443	379
Deferred revenue	286	238
Income taxes payable	9	38
Total Current liabilities	1,765	1,404
Long-term debt	1,086	1,080
Long-term lease liabilities	110	100
Long-term deferred revenue	248	221
Other long-term liabilities	105	67
Total Liabilities	3,314	2,872
Stockholders’ Equity:
Preferred stock, $.01 par value; authorized 10,000,000 shares; none issued	—	—
Class A common stock, $.01 par value; authorized 150,000,000 shares; issued 72,151,857 shares	1	1
Additional paid-in capital	372	339
Treasury stock at cost, 18,853,395 and 18,148,925 shares as of September 26, 2020 and December 31, 2019, respectively	(917)	(689)
Retained earnings	2,537	2,232
Accumulated other comprehensive loss	(62)	(44)
Total Stockholders’ Equity	1,931	1,839
Total Liabilities and Stockholders’ Equity	$5,245	$4,711

ZEBRA TECHNOLOGIES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019
Net sales:
Tangible products	$972	$981	$2,684	$2,868
Services and software	160	149	456	425
Total Net sales	1,132	1,130	3,140	3,293
Cost of sales:
Tangible products	543	497	1,480	1,456
Services and software	96	98	275	281
Total Cost of sales	639	595	1,755	1,737
Gross profit	493	535	1,385	1,556
Operating expenses:
Selling and marketing	119	124	350	373
Research and development	113	110	316	329
General and administrative	71	78	219	244
Amortization of intangible assets	20	26	52	84
Acquisition and integration costs	19	12	21	20
Exit and restructuring costs	1	—	7	2
Total Operating expenses	343	350	965	1,052
Operating income	150	185	420	504
Other expenses:
Foreign exchange (loss) gain	(3)	2	(15)	(2)
Interest expense, net	(10)	(28)	(69)	(85)
Other, net	1	—	8	2
Total Other expenses, net	(12)	(26)	(76)	(85)
Income before income tax	138	159	344	419
Income tax expense	22	23	39	44
Net income	$116	$136	$305	$375
Basic earnings per share	$2.18	$2.52	$5.70	$6.95
Diluted earnings per share	$2.16	$2.50	$5.65	$6.87

ZEBRA TECHNOLOGIES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended
	September 26, 2020	September 28, 2019
Cash flows from operating activities:
Net income	$305	$375
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	103	139
Amortization of debt issuance costs and discounts	2	6
Share-based compensation	33	36
Deferred income taxes	(2)	—
Unrealized loss on forward interest rate swaps	37	28
Other, net	(5)	(4)
Changes in operating assets and liabilities:
Accounts receivable, net	96	(73)
Inventories, net	(7)	65
Other assets	3	(20)
Accounts payable	(7)	(51)
Accrued liabilities	(40)	(62)
Deferred revenue	58	43
Income taxes	(58)	(58)
Other operating activities	13	(4)
Net cash provided by operating activities	531	420
Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(548)	(255)
Purchases of property, plant and equipment	(49)	(44)
Proceeds from sale of long-term investments	6	10
Purchases of long-term investments	(32)	(21)
Net cash used in investing activities	(623)	(310)
Cash flows from financing activities:
Payment of debt issuance costs and discounts	(1)	(5)
Payments of long-term debt	(103)	(661)
Proceeds from issuance of long-term debt	389	593
Payments of debt extinguishment costs	—	(1)
Payments for repurchases of common stock	(200)	(20)
Net payments related to share-based compensation plans	(28)	(36)
Change in unremitted cash collections from servicing factored receivables	73	8
Other financing activities	1	2
Net cash provided by (used in) financing activities	131	(120)
Effect of exchange rate changes on cash and cash equivalents, including restricted cash	(1)	(1)
Net increase (decrease) in cash and cash equivalents, including restricted cash	38	(11)
Cash and cash equivalents, including restricted cash, at beginning of period	30	44
Cash and cash equivalents, including restricted cash, at end of period	$68	$33
Less restricted cash, included in Prepaid expenses and other current assets	(29)	—
Cash and cash equivalents at end of period	$39	$33
Supplemental disclosures of cash flow information:
Income taxes paid	$100	$102
Interest paid	$28	$49

ZEBRA TECHNOLOGIES CORPORATION AND SUBSIDIARIES
RECONCILIATION OF ORGANIC NET SALES GROWTH
(Unaudited)

	Three Months Ended
	September 26, 2020
	AIT	EVM	Consolidated
Reported GAAP Consolidated Net sales growth	(7.2)%	4.1%	0.2%
Adjustments:
Impact of foreign currency translation (1)	0.1%	0.6%	0.4%
Impact of acquisitions (2)	—%	(0.7)%	(0.3)%
Organic Net sales growth	(7.1)%	4.0%	0.3%

	Nine Months Ended
	September 26, 2020
	AIT	EVM	Consolidated
Reported GAAP Consolidated Net sales growth	(9.8)%	(2.0)%	(4.6)%
Adjustments:
Impact of foreign currency translation (1)	0.6%	1.1%	0.9%
Impact of acquisitions (2)	(0.6)%	(0.5)%	(0.5)%
Organic Net sales growth	(9.8)%	(1.4)%	(4.2)%

(1)Operating results reported in U.S. Dollars are affected by foreign currency exchange rate fluctuations. Foreign currency translation impact represents the difference in results that are attributable to fluctuations in the currency exchange rates used to convert the results for businesses where the functional currency is not the U.S. Dollar. This impact is calculated by translating the current period results at the currency exchange rates used in the comparable prior year period, inclusive of the Company’s foreign currency hedging program.

(2)For purposes of computing Organic Net sales, amounts directly attributable to the Temptime acquisition (included in our consolidated results beginning February 21, 2019), Profitect acquisition (included in our consolidated results beginning May 31, 2019), Cortexica acquisition (included in our consolidated results beginning November 5, 2019), and Reflexis acquisition (included in our consolidated results beginning September 1, 2020) are excluded for twelve months following the respective acquisition dates.

ZEBRA TECHNOLOGIES CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP GROSS MARGIN
(In millions)
(Unaudited)

	Three Months Ended
	September 26, 2020			September 28, 2019
	AIT	EVM	Consolidated	AIT	EVM	Consolidated
GAAP
Reported Net sales (1)	$346	$788	$1,132	$373	$757	$1,130
Reported Gross profit (1)	162	334	493	187	351	535
Gross Margin	46.8%	42.4%	43.6%	50.1%	46.4%	47.3%

Non-GAAP
Adjusted Net sales	$346	$788	$1,134	$373	$757	$1,130
Adjusted Gross profit (2)	162	335	497	187	352	539
Adjusted Gross Margin	46.8%	42.5%	43.8%	50.1%	46.5%	47.7%

	Nine Months Ended
	September 26, 2020			September 28, 2019
	AIT	EVM	Consolidated	AIT	EVM	Consolidated
GAAP
Reported Net sales (1)	$992	$2,150	$3,140	$1,100	$2,193	$3,293
Reported Gross profit (1)	466	925	1,385	553	1,009	1,556
Gross Margin	47.0%	43.0%	44.1%	50.3%	46.0%	47.3%

Non-GAAP
Adjusted Net sales	$992	$2,150	$3,142	$1,100	$2,193	$3,293
Adjusted Gross profit (2)	467	927	1,394	554	1,011	1,565
Adjusted Gross Margin	47.1%	43.1%	44.4%	50.4%	46.1%	47.5%
(1)Consolidated results include corporate eliminations related to business acquisitions that are not reported in segment results.
(2)Adjusted Gross profit excludes purchase accounting adjustments and share-based compensation expense.

ZEBRA TECHNOLOGIES CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP NET INCOME
(In millions, except share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019
Net income	$116	$136	$305	$375
Adjustments to Net sales(1)
Purchase accounting adjustments	2	—	2	—
Total adjustments to Net sales	2	—	2	—
Adjustments to Cost of sales(1)
Purchase accounting adjustments	—	3	—	6
Share-based compensation	1	1	3	3
Product sourcing diversification initiative	1	—	4	—
Total adjustments to Cost of sales	2	4	7	9
Adjustments to Operating expenses(1)
Amortization of intangible assets	20	26	52	84
Acquisition and integration costs	19	12	21	20
Share-based compensation	14	11	35	40
Exit and restructuring costs	1	—	7	2
Product sourcing diversification initiative	6	1	11	1
Total adjustments to Operating expenses	60	50	126	147
Adjustments to Other expenses, net(1)
Debt extinguishment costs	—	3	—	3
Amortization of debt issuance costs and discounts	1	4	2	6
Investment gain	(1)	—	(8)	(3)
Foreign exchange loss (gain)	3	(2)	15	2
Forward interest rate swaps loss	4	4	46	27
Total adjustments to Other expenses, net	7	9	55	35
Income tax effect of adjustments(2)
Reported income tax expense	22	23	39	44
Adjusted income tax	(34)	(35)	(84)	(98)
Total adjustments to income tax	(12)	(12)	(45)	(54)
Total adjustments	59	51	145	137
Non-GAAP Net income	$175	$187	$450	$512

GAAP earnings per share
Basic	$2.18	$2.52	$5.70	$6.95
Diluted	$2.16	$2.50	$5.65	$6.87
Non-GAAP earnings per share
Basic	$3.29	$3.47	$8.42	$9.49
Diluted	$3.27	$3.43	$8.34	$9.38

Basic weighted average shares outstanding	53,300,036	54,085,500	53,460,891	53,999,044
Diluted weighted average and equivalent shares outstanding	53,716,306	54,637,823	53,947,786	54,610,091
(1)Presented on a pre-tax basis.
(2)Represents adjustments to the GAAP income tax expense commensurate with pre-tax non-GAAP adjustments (including the resulting impacts to U.S. BEAT/GILTI provisions) and to exclude the impacts of certain discrete income tax items.

ZEBRA TECHNOLOGIES CORPORATION AND SUBSIDIARIES
GAAP to NON-GAAP RECONCILIATION TO EBITDA
(In millions)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019
Net income	$116	$136	$305	$375
Add back:
Depreciation (excluding exit and restructuring costs)	16	18	51	55
Amortization of intangible assets	20	26	52	84
Total Other expenses, net	12	26	76	85
Income tax expense	22	23	39	44
EBITDA (Non-GAAP)	186	229	523	643

Adjustments to Net sales
Purchase accounting adjustments	2	—	2	—
Total adjustments to Net sales	2	—	2	—
Adjustments to Cost of sales
Purchase accounting adjustments	—	3	—	6
Share-based compensation	1	1	3	3
Product sourcing diversification initiative	1	—	4	—
Total adjustments to Cost of sales	2	4	7	9
Adjustments to Operating expenses
Acquisition and integration costs	19	12	21	20
Share-based compensation	14	11	35	40
Exit and restructuring costs	1	—	7	2
Product sourcing diversification initiative	6	1	11	1
Total adjustments to Operating expenses	40	24	74	63
Total adjustments to EBITDA	44	28	83	72
Adjusted EBITDA (Non-GAAP)	$230	$257	$606	$715

Adjusted EBITDA % of Adjusted Net Sales	20.3%	22.7%	19.3%	21.7%

FREE CASH FLOW

	Nine Months Ended
	September 26, 2020	September 28, 2019
Net cash provided by operating activities	$531	$420
Less: Purchases of property, plant and equipment	(49)	(44)
Free cash flow (Non-GAAP)(1)	$482	$376
(1)Free cash flow is defined as Net cash provided by operating activities in a period minus purchases of property, plant and equipment (capital expenditures) made in that period. This measure does not represent residual cash flows available for discretionary expenditures as the measure does not deduct the payments required for debt service and other contractual obligations or payments for future business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statements of cash flows.